UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2015

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

CEO Succession Plan; Election of Director; Employment Agreements

The TJX Companies, Inc. (“TJX” or the “Company”) today announced that its Board of Directors has approved a CEO succession plan. The Board intends to elect Ernie Herrman to the position of Chief Executive Officer, effective at the beginning of the Company’s next fiscal year, January 31, 2016. Mr. Herrman will also retain his current title as President of the Company. Carol Meyrowitz, current Chairman and CEO, will become Executive Chairman of the Board at the time of the CEO transition. The Board also elected Mr. Herrman a Director of the Company, effective immediately. Management directors are not paid for their service as a Company director.

On October 5, 2015, in connection with the CEO succession plan described above, TJX entered into new employment agreements, generally effective January 31, 2016, with Ms. Meyrowitz and Mr. Herrman. The agreements will replace the existing employment agreements with the executives, and, unless terminated earlier in accordance with their terms, will continue until February 2, 2019. The agreements provide for a minimum annual base salary of $1,525,000 for Mr. Herrman and $1,000,000 for Ms. Meyrowitz, and for participation in the Stock Incentive Plan (“SIP”) (but not, in the case of Ms. Meyrowitz, in new stock option grants), Long Range Performance Incentive Plan (“LRPIP”) and Management Incentive Plan (“MIP”) at levels commensurate with their respective position and responsibilities. Both agreements specify minimum MIP and LRPIP target award levels and entitle the executives to participate in TJX’s fringe benefit and deferred compensation programs, including an automobile allowance commensurate with their respective positions. Mr. Herrman’s agreement provides for enhanced benefits to him under the Company’s Executive Savings Plan (“ESP”), including an increased Company match (150% of eligible deferrals plus an additional performance-based match of up to 200% of eligible deferrals) and supplemental Company credits of $1 million for each year of the agreement if applicable performance goals are met. Ms. Meyrowitz’s agreement provides for new annual awards during the term of the agreement of performance-based restricted stock with a grant date value of $5 million that will be subject to satisfaction of LRPIP-based performance criteria with a three-year performance vesting period and specifies interest rate assumptions for determining her benefit under the Supplemental Executive Retirement Plan (“SERP”) if more favorable than those provided in the plan. In addition, each agreement provides for a special equity award to be granted under the SIP by the Executive Compensation Committee of the Board of Directors before the end of fiscal 2016 that will be subject to satisfaction of fiscal 2017 MIP-based performance criteria. For Mr. Herrman, the special award will consist of restricted stock units (career shares) with a grant date value of $5 million scheduled to vest in full at the end of fiscal 2026, with prorated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with the Company. For Ms. Meyrowitz, the special equity award will consist of performance-based restricted stock with a grant date value of $5 million based on continued service through fiscal 2017 and $5 million based on continued service through fiscal 2018 and with acceleration upon certain terminations of employment similar to the treatment of her prior performance-based stock awards. These special equity awards would be subject to proration or forfeiture to the extent the applicable performance goals are not met.

Under the agreements, upon an involuntary termination without cause or a constructive termination (described further below) prior to the end of the term, each executive is entitled to continued salary and any automobile allowance for 24 months; amounts sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period, subject to possible early termination if the executive obtains other coverage; outstanding cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; outstanding SIP awards in accordance with their terms plus acceleration of outstanding and unvested stock options and continued vesting of LRPIP-based restricted stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period; and vested and accrued, but unpaid, pay and benefits. For this purpose, constructive termination includes a voluntary termination in connection with forced relocation or, for Ms. Meyrowitz, in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board. Salary continuation for purposes of Ms. Meyrowitz’s agreement continues to be based on her current (fiscal 2016) salary rate. The same benefits would be payable to the executives upon termination of employment during the term due to death or disability, except that salary continuation would be adjusted for any long-term disability benefits, MIP awards would be paid at the target amounts, any stock option acceleration would be determined under award terms, and Mr. Herrman would be eligible for a supplemental credit under the ESP for the year of termination if applicable performance goals are met. A termination of employment at the end of the respective agreement term would be treated as an involuntary termination without cause if TJX fails to offer the executives continued service in a comparable position. During the term of the respective agreement, upon a voluntary termination (other than a constructive termination), he or she would be entitled to vested and accrued, but unpaid, pay and benefits, plus, in the case of Ms. Meyrowitz, benefits under LRPIP and any LRPIP-based restricted stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period.

If a change of control of TJX occurs before the end of the term of the agreements, the executives would be entitled to a lump sum settlement at target award amounts of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any earned but unpaid amounts under those programs, plus any benefits (including any acceleration of awards) under the SIP and TJX’s deferred compensation plans. If, during the 24-month period following the change of control (without regard to the scheduled term of the respective agreement), the executive’s employment were to terminate by reason of an involuntary termination without cause, a voluntary termination for good reason (as defined in the agreements), or death or disability, in lieu of other severance benefits, each executive would be entitled to a lump sum payment equal to two times the sum of his or her annual base salary, target MIP award amount for the year of termination and annual automobile allowance; continued health and life insurance benefits for two years, except to the extent the executive has coverage from another employer; any benefits (including any acceleration of awards) under the SIP; and vested and accrued, but unpaid, pay and benefits. For this purpose, base salary would be adjusted for any long-term disability benefits and would be based on the higher of the executive’s salary rate prior to termination or the change of control (except that, for Ms. Meyrowitz, salary would continue to be determined by reference to her fiscal 2016 salary rate). Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit, determined, if more favorable to her, under actuarial assumptions specified in the agreement. Each executive would receive his or her vested and accrued, but unpaid, pay and benefits upon a voluntary termination without good reason following a change of control. Under their agreements, the executives are not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent the reduction is more favorable to the executive on an after-tax basis. TJX is also obligated to pay all legal fees and expenses reasonably incurred by the executives in seeking enforcement of contractual rights following a change of control.

Under the agreements, the executives agreed to post-employment undertakings regarding non-solicitation and non-competition for 24 months and confidentiality with respect to TJX’s confidential and proprietary information. Severance and other benefits are conditioned on compliance with these covenants, except that upon a change of control, the executive would no longer be subject to any post-employment covenant not to compete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Ann McCauley
Ann McCauley Executive Vice President, Secretary and General Counsel

Dated:  October 7, 2015